UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2010

SHG SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-167041	13-4230695
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18831 Von Karman, Suite 400 Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (949) 255-7100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Distribution Agreement

Sun Healthcare Group, Inc. (“Sun”), Sabra Health Care REIT, Inc. (“Sabra”), and SHG Services, Inc. (“New Sun”) have entered into a distribution agreement, dated as of November 4, 2010 (the “Distribution Agreement”), that provides for various actions to be taken in connection with the distribution to Sun stockholders on a pro rata basis of all of the outstanding shares of common stock of New Sun (the “Separation”) and the merger of Sun with and into Sabra (the “REIT Conversion Merger”), the conditions to the Separation and the relationship between the parties subsequent to the Separation.

Pursuant to the Distribution Agreement, any liability arising from or relating to legal proceedings involving Sun’s healthcare business prior to the Separation will be assumed by New Sun, and New Sun will indemnify Sabra against any losses arising from or relating to such legal proceedings. The Distribution Agreement provides that any liability arising from or relating to legal proceedings involving Sun’s real property assets to be owned by Sabra will be assumed by Sabra and that Sabra will indemnify New Sun against any losses arising from or relating to such legal proceedings. Any liability arising from or relating to legal proceedings prior to the Separation, other than those arising from or relating to legal proceedings involving Sun’s healthcare business or such real property assets, will be assumed by New Sun.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) Sabra to indemnify New Sun (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed by Sabra or the breach of the Distribution Agreement by Sabra and (ii) New Sun to indemnify Sabra (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising from or relating to the liabilities being assumed or retained by New Sun or the breach of the Distribution Agreement by New Sun.

Pursuant to the Distribution Agreement, each of the parties agrees to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Distribution Agreement. The Distribution Agreement provides that if any contemplated internal mergers and stock and asset transfers have not been effected on or prior to the date of the Separation, the parties will cooperate to effect these transfers as quickly thereafter as reasonably practicable. The entity retaining any asset or liability that should have been transferred prior to completion of the Separation will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take any other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

New Sun and Sabra have agreed in the Distribution Agreement that New Sun will pay all costs associated with the Separation and the other transactions contemplated by the Distribution Agreement that are incurred prior to the Separation. With limited exceptions, all costs relating to the Separation and the other transactions contemplated by the Distribution Agreement that are incurred after the Separation will be borne by the party incurring such costs.

With respect to any period in which Sabra has made or will make an election to be taxed as a real estate investment trust (“REIT”), New Sun will not make any indemnity payments to Sabra in an amount that could cause Sabra to fail to qualify as a REIT. The unpaid amount, if any, of such indemnity will be placed in escrow and will be paid to Sabra only upon the satisfaction of certain conditions related to the REIT income requirements under the Internal Revenue Code of 1986, as amended. Any such amount held in escrow after five years will be released back to New Sun.

The Distribution Agreement also provides for the allocation of the net cash of Sun as of the Distribution Date between New Sun and Sabra as described in a schedule to the Distribution Agreement.

The Distribution Agreement is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Distribution Agreement is qualified in its entirety by reference to such exhibit.

Transition Services Agreement

New Sun and Sabra have entered into a transition services agreement, dated as of November 4, 2010 and effective as of the effective time of the REIT Conversion Merger (the “Transition Services Agreement”), pursuant to which New Sun may provide certain services to Sabra on a transitional basis following the Separation.

To the extent requested by Sabra, New Sun will provide Sabra with administrative and support services on a transitional basis pursuant to the Transition Services Agreement, including finance and accounting, human resources, legal support, and information systems support (each, a “Transition Service”) for a period of up to one year, subject to any permitted extensions contained therein. The Transition Services Agreement provides for Sabra to pay New Sun a rate per labor hour of actual services rendered.

The Transition Services Agreement provides that Sabra has the right to terminate a Transition Service after an agreed notice period. The Transition Services Agreement also contains provisions whereby Sabra generally agrees to indemnify New Sun for all claims, losses, damages, liabilities and other costs incurred by New Sun to a third party that arise in connection with the provision of a Transition Service, other than those costs resulting from New Sun’s gross negligence or willful misconduct.

The Transition Services Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by this reference. This description of the material terms of the Transition Services Agreement is qualified in its entirety by reference to such exhibit.

The Lease Agreements

Subsidiaries of New Sun (each a “Tenant”) and subsidiaries of Sabra (each a “Lessor”) have entered into multiple leases and master lease agreements, that, with certain exceptions, are expected to be effective as of the Separation (the “Lease Agreements”), that set forth the terms pursuant to which subsidiaries of New Sun will lease from subsidiaries of Sabra all of the real property that Sabra’s subsidiaries will own immediately following the Separation (representing 86 of the 202 properties that subsidiaries of Sun operated as of October 1, 2010). The parties to the Lease Agreements consist of multiple Lessors and multiple Tenants. The obligations of the Tenants under the Lease Agreements are guaranteed by New Sun.

The Lease Agreements provide for an initial term of between 10 and 15 years with no purchase options. Amounts due under the Lease Agreements are fixed (except for an annual rent escalator described below), and there is no contingent rental income based upon the revenues or net income which may be derived by subsidiaries of New Sun from the real property leased by New Sun pursuant to the Lease Agreements. Under the Lease Agreements, there is an annual rent escalator equal to the product of (a) the lesser of the percentage change in the Consumer Price Index (but not less than zero) or 2.5%, and (b) the prior year’s rent. The initial annual aggregate base rent payable by subsidiaries of New Sun under the Lease Agreements is approximately $70.2 million.

At the option of the Tenant, the Lease Agreements may be extended for up to two five-year renewal terms beyond the initial term. If the Tenant elects to renew the term of the applicable Lease Agreement, the renewal will be effective as to all, but not less than all, of the leased property then subject to the applicable Lease Agreement. The term of the Lease Agreements is subject to termination prior to the expiration of the then current term upon default by the Tenant in its obligations, if not cured within any applicable cure periods set forth in the Lease Agreements, and certain other conditions described in the Lease Agreements, such as material damage to or destruction or condemnation of a leased property. In addition, in the event the Lessors are interested in disposing of any or all of the leased property which is the subject of the Lease Agreements, the Lease Agreements provide, with certain exceptions, that the Tenant will have a first right to negotiate with the Lessor with respect to the terms of the purchase of the affected leased property.

The Lease Agreements are commonly known as a triple-net lease. Accordingly, in addition to rent, the Tenant is required to pay the following: (i) all facility maintenance, (ii) all insurance required in connection with the leased properties and the business conducted on the leased properties, (iii) certain taxes levied on or with respect to the leased properties (other than taxes on the income of the Lessor) and (iv) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Events of default under the Lease Agreements include the acceleration of indebtedness under New Sun’s credit facility resulting from a default by New Sun.

The Lease Agreements require that the Tenant utilize a leased property solely for the provision of healthcare services as specified in the Lease Agreements and related uses and such other uses as the Lessor of the leased property may otherwise approve. The Tenant is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various healthcare and other regulations. With certain exceptions, the Tenant is also obligated to operate continuously each leased property as a provider of healthcare services.

The form of the Lease Agreements is filed as Exhibit 10.2 to this Form 8-K and the form of the Guaranty of the Lease Agreements by New Sun is filed as Exhibit 10.3 to this Form 8-K, and such agreements are incorporated herein by this reference. This description of the material terms of the Lease Agreements and the Guaranty is qualified in its entirety by reference to such exhibits.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 3, 2010, Richard K. Matros, a director of New Sun, delivered a notice of resignation as director of New Sun and its applicable subsidiaries, to be effective as of November 4, 2010. Mr. Matros continues to serve as the chairman of the board and chief executive officer of Sun and Sabra.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

2.1	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.*

10.1	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. and Sabra Health Care REIT, Inc.

10.2	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, is expected to be effective as of the Separation with respect to the 86 properties to be owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger.

10.3	Form of Guaranty entered into by SHG Services, Inc. in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHG SERVICES, INC.

/s/ Mike Berg
Name: Mike Berg
Title: Secretary

Dated: November 5, 2010

EXHIBIT INDEX

Exhibit Number	Description

2.1	Distribution Agreement, dated November 4, 2010, by and among Sun Healthcare Group, Inc., Sabra Health Care REIT, Inc. and SHG Services, Inc.*

10.1	Transition Services Agreement, dated November 4, 2010 and effective as of the effective time of the REIT Conversion Merger, by and between SHG Services, Inc. and Sabra Health Care REIT, Inc.

10.2	Form of Master Lease Agreement entered into between subsidiaries of SHG Services, Inc. and subsidiaries of Sabra Health Care REIT, Inc. that, with certain exceptions, is expected to be effective as of the Separation with respect to the 86 properties to be owned by subsidiaries of Sabra Health Care REIT, Inc. following the Separation and REIT Conversion Merger.

10.3	Form of Guaranty entered into by SHG Services, Inc. in favor of subsidiaries of Sabra Health Care REIT, Inc., as landlords under the Master Lease Agreements.

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.